Exhibit 10.1

Dated the 12th day of March 2012

Between

SPANSION (KUALA LUMPUR) SDN BHD

(AS VENDOR)

And

CURRENT CONNECTION SDN. BHD.

(AS PURCHASER)

SALE AND PURCHASE AGREEMENT

H.S.(D) 236400, Lot P.T. 510 Pekan Hicom, District of Petaling, Selangor Darul Ehsan

The Vendor’s Solicitor	The Purchaser’s Solicitors

Wong & Partners Advocates & Solicitors Level 21, The Gardens South Tower Mid Valley City Lingkaran Syed Putra 59200 Kuala Lumpur Tel: 603-2298 7888 Fax: 603-2282 2669

JM Chong, Vincent Chee & Co of Suite

Advocates & Solicitors

Suite 6A.01, 6A.02 & 6A.03

Level 6A, Menara Trend

Intan Millennium Square

No. 68, Jalan Batai Laut 4

Taman Intan, 41300 Klang

Selangor Darul Ehsan

Tel: 603-33422862

Fax: 603-33421399, 603-33444332

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SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is made on 12th day of March, 2012.

BETWEEN

SPANSION (KUALA LUMPUR) SDN BHD (Company No: 169429-D, a company incorporated in Malaysia with its registered address at Level 21, Suite 21.01, The Gardens South Tower, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur, Wilayah Persekutuan (the “Vendor”) of the one part;

AND

CURRENT CONNECTION SDN. BHD. (Company No: 191211-M ), a company incorporated in Malaysia with its registered address at Level 8, Uptown 1, 1 Jalan SS21/58, Damansara Uptown, 47400 Petaling Jaya, Selangor(the “Purchaser”) of the other part.

RECITALS:-

A.	The Vendor is the registered and full beneficial owner of the Property (as hereinafter defined).

B.	The Property is free from any encumbrances.

C.

The Vendor agrees to sell and the Purchaser agrees to purchase the Property, on an “as is where is” basis subject to the conditions on the issue document of title of the Property with vacant possession for the consideration and on the terms of and subject to the conditions contained in this Agreement.

C.	The Purchaser has appointed the Purchaser’s Solicitors (as hereinafter defined) to represent the Purchaser in this transaction.

D.	The Vendor has appointed the Vendor’s Solicitors (as hereinafter defined) to represent the Vendor in this transaction.

E.	The Purchaser may be applying to a financial institution (Purchaser’s Financier”) for a loan (“Purchaser’s Loan”) to assist with the purchase of the said Property.

IT IS HEREBY AGREED AS FOLLOWS:-

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Agreement the following words and phrases shall have the meaning ascribed to it as follows:-

Agreement	means this Sale and Purchase Agreement together with all the Schedules herein;

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Balance Deposit	means the sum of Ringgit Malaysia Ten Million (RM10,000,000) only, being an amount equivalent to eight per cent (8%) of the Purchase Price paid by the Purchaser in accordance with Clause 3.1.1(b);

Balance Purchase Price

means the sum of Ringgit Malaysia One Hundred Twelve Million And Five Hundred Thousand (RM112,500,000) only, being the remaining ninety per cent (90%) of the Purchase Price payable by the Purchaser to the Vendor in accordance with Clause 3.1.2;

Building

means the single storey factory erected on the Land with a combined built-up area of about 180,000 square feet together with all its existing lightings, air conditioning system, wall partitions and the F & F more particularly listed in Schedule 1 hereto but shall not include any furniture;

Business Day	means a day upon which commercial banks are open for general banking business in Kuala Lumpur and Selangor, Malaysia but excluding Saturdays, Sundays and public holidays in Kuala Lumpur and Selangor;

Completion	means completion of the sale and purchase of the Property pursuant to Clause 5;

Completion Date	means the day upon which Completion shall occur which shall be no later than the date of expiry of the Completion Period ;

Completion Period	means the period of ninety (90) days commencing from the date of this Agreement or the period expiring on 15th June 2012, whichever is earlier;

Deposit	means the aggregate of the Earnest Deposit and the Balance Deposit payable by the Purchaser to the Vendor in accordance with Clause 3.1.1;

F + F	the fixtures and fittings as stated in Schedule 1;

DGIR	shall have the meaning ascribed to it in Clause 10.2;

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Differential Sum	means the difference between the Purchaser’s Loan and the Balance Purchase Price;

Earnest Deposit

means the sum of Ringgit Malaysia Two Million and Five Hundred Thousand (RM2,500,000) only, being an amount equivalent to two per cent (2%) of the Purchase Price paid by the Purchaser in accordance with Clause 3.1.1(a);

Financier’s Undertaking	shall bear the meaning ascribed to it in Clause 3.2.1;

Land

all that piece of freehold land held under H.S.(D) 236400, Lot P.T. 510 Pekan Hicom, District of Petaling, Selangor Darul Ehsan measuring approximately 30 acres (121,457 square metres) and bearing postal address at Persiaran Kuala Selangor, Seksyen 26, 40000, Shah Alam, Selangor Darul Ehsan;

Land Registry	means the relevant land registry at which the title to the Land is registered or to be registered under the provisions of the National Land Code 1965;

Party or Parties	means collectively, the Vendor and the Purchaser as the Parties and each individually is a Party;

Property	means collectively, the Land and the Building;

Purchase Price	means the sum of Ringgit Malaysia One Hundred And Twenty Five Million (RM125,000,000) only, being the total consideration for the Property as set out in Clause 3.1.1;

Purchaser’s Loan	shall bear the meaning ascribed to it in Recital E;

Purchaser’s Financier	shall bear the meaning ascribed to it in Recital E;

Purchaser’s Solicitors	means Messrs JM Chong, Vincent Chee & Co of Suite 6A.01, 6A.02 & 6A.03, Level 6A, Menara Trend, Intan Millennium Square, No. 68, Jalan Batai Laut 4, Taman Intan, 41300 Klang, Selangor Darul Ehsan;

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Relevant Authorities

Includes, where applicable:-

(a)              any government in any jurisdiction, whether federal, state, provisional, territorial or local;

(b)             any minister, department, officer, commission, delegate, instrumentality, agency, board, authority or organization of any government or in which any government is interested;

(c)              any non-government regulatory authority;

(d)             any provider of public utility services, whether or not government owned or controlled;

(e)              includes the relevant State government or authority having jurisdiction over the Property; and

(f)              Indah Water Konsortium Sdn. Bhd.

Ringgit Malaysia or “RM”	means the lawful currency of Malaysia;

RPGT Act	means the Malaysian Real Property Gains Tax Act 1976;

Title	means the original issue document of title in respect of the Land;

Transfer

means the Memorandum of Transfer (Form 14A) to convey the Property from the Vendor in favour of the Purchaser or one of its subsidiary or related or associate company nominated by the Purchaser to take the transfer of the Property in the form prescribed under the National Land Code, 1965;

Vendor’s Solicitors	means Messrs Wong & Partners of Level 21, The Gardens South Tower, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur; and

Vendor’s Undertaking	shall bear the meaning ascribed to it in Clause 3.2.2.

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1.2	Interpretations

In this Agreement, unless there is something in the subject or context inconsistent with such construction or unless it is otherwise expressly provided:-

1.2.1	words denoting persons include corporations, and vice versa, and also include their respective heirs, personal representatives, successors in title or permitted assigns, as the case may be;

1.2.2

words, phrases and definitions which are contained in the National Land Code shall be construed as having the meaning thereby attributed to them, but excluding any statutory modification thereof not in force at the date of this Agreement;

1.2.3	where a word or phrase is given a defined meaning in this Agreement any other part of speech or other grammatical form in respect of such word or phrase shall have a corresponding meaning;

1.2.4

where a word or phrase indicates an exception to any of the provisions of this Agreement, and a wider construction is possible, such word or phrase is not to be construed ejusdem generis with any foregoing words of phrases and where a word or phrase serves only to illustrate or emphasise any of the provisions of this Agreement, such word or phrase is not to be construed, or to take effect, as limiting the generality of such provision;

1.2.5

any reference to a recital, clause, schedule or Party is to the relevant recital, clause, schedule or Party of, or to, this Agreement and any reference to this Agreement or any of the provisions hereof includes all amendments and modifications made to this Agreement from time to time in force as mutually agreed by the Parties;

1.2.6	any reference to a statutory provision includes any modification, consolidation or re-enactment thereof for the time being in force, and all statutory instruments or orders made pursuant thereto;

1.2.7

any reference to “pay”, or cognate expressions, includes payments made in cash or by way of cheques upon clearance (drawn on a bank licensed to carry on banking business under the provisions of the Banking and Financial Institutions Act 1989) or effected through inter-bank transfers to the account of the payee, giving the payee access to immediate available, freely transferable, cleared funds;

1.2.8	any reference to “writing”, or cognate expressions, includes any communication effected by cable, facsimile transmission, electronic or other comparable means;

1.2.9	any reference to a “day”, “week”, “month” or “year” is to that day, week, month or year in accordance with the Gregorian calendar;

1.2.10

if any period of time is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day and if any period of time falls on a day which is not a Business Day, then that period is to be deemed to only expire on the next business day;

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1.2.11

the Recitals, Clauses and Schedules of and to this Agreement shall have effect and be construed as an integral part of this Agreement, but in the event of any conflict or discrepancy between any of the provisions of this Agreement, such conflict or discrepancy shall, for the purposes of the interpretation and enforcement of this Agreement, be resolved by:-

1.2.11.1	giving the provisions contained in the clauses of this Agreement priority and precedence over the provisions contained in the Recitals and Schedules of and to this Agreement; and

1.2.11.2	giving the provisions contained in the Schedules of this Agreement priority and precedence over the provisions contained in the Recitals to this Agreement;

1.2.12	the headings and sub-headings in this Agreement are inserted merely for convenience of reference and shall be ignored in the interpretation and construction of any of the provisions contained herein.

2.	AGREEMENT FOR SALE OF PROPERTY

2.1	Agreement to sell and purchase

Subject to such further terms and conditions contained in this Agreement, the Vendor hereby agrees to sell and the Purchaser agrees to purchase the Property at the Purchase Price subject to the following:-

2.1.1	the Property being free from all encumbrances, caveat, prohibitory order and assignment which are not attributable to the Purchaser;

2.1.2	subject to any express conditions of title and restrictions in interest endorsed on the Title and implied conditions or terms as provided for by the National Land Code 1965;

2.1.3	the existing category of land use affecting the Property;

2.1.4	on an “as is where is” basis and subject to its present state and condition; and

2.1.5	with vacant possession.

3.	CONSIDERATION AND PAYMENT

3.1	Manner of Payment

The Purchase Price for the Property shall be the sum of Ringgit Malaysia One Hundred And Twenty Five Million (RM125,000,000) only (“Purchase Price”) and shall be paid as follows:-

3.1.1 (a)

a sum of Ringgit Malaysia Two Million and Five Hundred Thousand (RM2,500,000) only, being an amount equivalent to two per cent (2%) of the Purchase Price (“Earnest Deposit”), paid by the Purchaser to Messrs. Jones Lang Wootton, the exclusive marketing agent for the Vendor (as stakeholder), on 28 February 2012. For the avoidance of doubt, Messrs. Jones Lang Wootton is expressly authorised to release the Earnest Deposit to the Vendor’s Solicitors upon the execution of this Agreement;

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(b)

a sum of Ringgit Malaysia Ten Million (RM10,000,000) only, being an amount equivalent to eight per cent (8%) of the Purchase Price (“Balance Deposit”) paid by the Purchaser to the Vendor’s Solicitors upon the execution of this Agreement, as part payment towards account of the Purchase Price (which payment the Vendor shall acknowledges receipt). The Vendor’s Solicitors is expressly authorised to release the Deposit to the Vendor upon the Vendor’s Solicitors forwarding this Agreement duly executed by the Vendor together with the documents referred to in Clause 4.1 below to the Purchaser’s Solicitors. The Earnest Deposit and the Balance Deposit are hereinafter collectively referred to as the “Deposit”;

3.1.2	The Purchaser shall pay the Balance Purchase Price to the Vendor’s Solicitors on or before the expiry of the Completion Period; and

3.1.3

Subject to the Vendor’s Solicitors’ receipt of the Balance Purchase Price in accordance with Clause 3.1.2 above, the Vendor’s Solicitors are hereby irrevocably authorised to release the Balance Purchase Price to the Vendor upon the expiry of five (5) Business Days from the presentation of the Transfer at the Land Registry in accordance with Clause 4.5.1 or the registration of the Transfer upon the presentation, whichever is earlier Provided That the Vendor shall have delivered vacant possession of the Property in accordance with Clause 11 hereof. For the avoidance of doubt, where the Purchaser is taking a loan, the parties hereby agree that the Vendor’s Solicitors are hereby irrevocably authorised to release the Balance Purchase Price to the Vendor upon the expiry of five (5) Business Days from the receipt of the loan amount from the Purchaser’s Financier.

3.2	Purchaser’s Loan

3.2.1

In the event that the Purchaser is obtaining a loan from the Purchaser’s Financier to part finance the purchase of the Property, the Purchaser shall within the Completion Period, cause the Purchaser’s Financier to issue and furnish the Purchaser’s Financier’s undertaking in writing to be addressed to the Vendor (“Financier’s Undertaking”) an undertaking to:

(a)

release the Purchaser’s Loan on or before the expiry of the Completion Period after the presentation of the Transfer and the charge in favour of the Purchaser’s Financier at the relevant Land Registry for registration; and

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(b)	return the Transfer and the Title (with the Vendor’s rights, title and interest in and to the Property intact) in the event that the transfer cannot be registered for any reason whatsoever, in a form acceptable to the Vendor.

3.2.2

If the Purchaser’s Financier shall require the Vendor to give an undertaking to refund the Purchaser’s Loan in the event that the transfer in favour of the Purchaser cannot be registered for any reason whatsoever (“Vendor’s Undertaking”), then subject to the Vendor’s receipt of the original Financier’s Undertaking from the Purchaser’s Financier and the Differential Sum (if any) from the Purchaser, the Vendor shall deliver the Vendor’s Undertaking to the Purchaser’s Financier or the Purchaser’s Financier’s solicitors within fourteen (14) days from the date of receipt of written request by the Purchaser or the Purchaser’s Solicitors for the same but in any event not later than the delivery of the Title and the last of the documents referred to in Clause 4.1 and Clause 4.4.4 below.

3.2.4	Notwithstanding anything to the contrary contained herein, the Parties agree that:

(a)

this sale and purchase transaction shall not be deemed completed until the Purchaser’s Loan is released to the Vendor’s Solicitors or upon full payment of the Balance Purchase Price by the Purchaser to the Vendor’s Solicitors, whichever is the later; and

(b)

any delay by the Purchaser’s Financier in providing the Financier’s Undertaking and in the release of the Purchaser’s Loan after the presentation of the Transfer at the relevant Land Registry for registration, shall not affect the obligation of the Purchaser to pay the Balance Purchase Price to the Vendor on or before the expiry of the Completion Period. Notwithstanding anything to the contrary contained herein, this sale and purchase transaction shall not be deemed completed until the Purchaser’s Loan is released to the Vendor’s Solicitors or upon full payment of the Balance Purchase Price by the Purchaser to the Vendor’s Solicitors, whichever is the later.

3.3	Refund of monies

The Parties agree that any refund by the Vendor to the Purchaser or the Purchaser’s Financier of any monies received in accordance with the provisions of this Agreement shall be made in Ringgit Malaysia and such refund shall be free of interest and for the same amount in Ringgit Malaysia as was originally received by the Vendor, however in the event the Vendor fails, neglects or refuses to refund any monies required to be refunded to the Purchaser in accordance with the terms in this Agreement, the Vendor shall be additionally liable to pay to the Purchaser interest at the rate of Eight per centum (8%) per annum on the sum to be refunded calculated on a day to day basis from the due date of such refund until the date of receipt of the full refund by the Purchaser Provided Always that nothing herein contained shall prejudice any other rights and remedies as may be available to the Purchaser at law or equity.

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4.	COMPLETION OF THE SALE AND PURCHASE TRANSACTION

4.1	Delivery of Documents

Simultaneously with the execution of this Agreement, each Party shall deliver to the other full particulars of its respective income tax number and branch addresses together with a certified true copy of each of the following documents duly certified by the respective company secretary (relating to the Purchaser or the Vendor as the case may be):-

4.1.1	Memorandum and Articles of Association;

4.1.2	Certificate of Incorporation;

4.1.3	latest Forms 24, 44 and 49 as provided under the Companies Act, 1965;

4.1.4

resolution of the Board of Directors and where necessary a resolution of its members, authorising the purchase/sale of the Property in accordance with the terms hereof and further authorising the execution of this Agreement and all other documents required to give effect to the transactions contemplated under this Agreement; and

4.1.5

the NRIC/passport of the director(s) and/or Company Secretary of the Vendor/Purchaser who are duly authorised to execute this Agreement and the said Transfer in accordance with the requirement of the Companies Act 1965.

4.2	Execution of the Memorandum of Transfer

4.2.1	The Purchaser’s Solicitors shall prepare the Transfer and deliver the same to the Vendor or the Vendor’s Solicitors.

4.2.2

Subject to the receipt of the Transfer from the Purchaser’s Solicitors, the Vendor shall execute the Transfer in respect of the Property in favour of the Purchaser simultaneous with the execution of this Agreement and deposit the Transfer with the Purchaser’s Solicitors to hold and deal in accordance with this Clause 4. For the avoidance of doubt, the acknowledgement of receipt of consideration stated in the Transfer shall not be construed as payment in full of the consideration stated therein and the Property shall not be deemed to be transferred to the Purchaser until the full Purchase Price has been paid to and received by the Vendor’s Solicitors.

4.3	Adjudication & Stamping

4.3.1	The Purchaser’s Solicitors is hereby authorised to submit the duly executed Transfer to the Collector of Stamp Duty as soon as practicable solely for the purpose of adjudication and stamping thereon.

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4.3.2

The Purchaser’ Solicitors shall, upon receipt of the notice of the assessment from the stamp office, notify the Purchaser of ad-valorem stamp duty payable on the Transfer. The Purchaser shall deliver to the Purchaser’ Solicitors a bank draft or in favour of the “Pemungut Duti Setem” for the amount of the applicable stamp duty as provided in the notice of assessment and any penalties . The Purchaser’ Solicitors shall thereby be authorised to deliver the bank draft to the Stamp Office for payment of the stamp duty on the Transfer.

4.4	Delivery of Title

4.4.1	The Vendor shall deposit or cause to be deposited the Title with the Vendor’s Solicitors as stakeholder within fourteen (14) days from the date hereof.

4.4.2

Subject to the Clause 4.4.3 below, the Vendor shall cause the Vendor’s Solicitors to release the Title to the Purchaser’s Solicitors in exchange for the Vendor’s Solicitors’ receipt of the Balance Purchase Price.

4.4.3

Where the Purchaser is taking a loan from the Purchaser’s Financier, the Vendor shall cause the Vendor’s Solicitors to release the Title to the Purchaser’s Solicitors within Three (3) Business Days of the Vendor receipt of the original Financier’s Undertaking from the Purchaser’s Financier Provided Always That the Purchaser shall have paid the Differential Sum (if any) to the Vendor’s Solicitors who shall confirm in writing with the Purchaser’s Financier’s solicitors of such payment.

4.4.4	Subject to Clauses 4.4.2 and 4.4.3 above, the Vendor shall deliver or caused to be delivered the following to the Purchaser’s Solicitors together with the Title:

(a)	a certified true copy of the current year quit rent receipt in respect of the Land;

(b)	a certified true copy of the current half yearly assessment receipt in respect of the Property; and

(c)

all other documents (if any) which it is incumbent upon the Vendor to produce as documents necessary to enable registration of the Transfer to be effected in favour of the Purchaser or any of the Purchaser’s subsidiary, related or associated company nominated by the Purchaser in accordance with the provisions of this Agreement.

4.5	Presentation of Memorandum of Transfer

4.5.1

Subject to the Purchaser’s Solicitor’s receipt of the duly stamped Transfer from the stamp office, the Purchaser shall procure the Purchaser’s Solicitors or the Purchaser’s Financier’s solicitors (as the case may be) to present the Transfer together with the Title to the Land Registry for registration of transfer within three (3)Business Days from the receipt of the Title and the documents referred to in Clauses 4.1 and 4.4.4 above from the Vendor or the Vendor’s Solicitors, failing which the Transfer together with the Title shall be deemed presented.

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4.5.2

The Purchaser shall cause the Purchaser’s Solicitors or the Purchaser’s Financier’s solicitors (as the case may be) to notify the Vendor’s Solicitors of the presentation date together with the relevant presentation particulars of the Transfer at the Land Registry (and shall provide also a copy of the receipt evidencing the presentation of the Transfer at the relevant Land Registry) and upon registration thereof, a copy of the duly registered title shall be delivered to the Vendor’s Solicitors.

4.6	Re-computation of Completion Period

The Vendor hereby agrees that in the event the Vendor and/or the Vendor’s Solicitors are unable deliver the documents referred to in Clause 3.2.2, 4.4.3 and 4.4.4 above, by the date or within the time period stipulated therein, the number of days delayed beyond the date or time period stipulated therein shall be deemed to be time extended in favor of the Purchaser free of interest and the Completion Period shall then be extended accordingly free of interest to compensate for the period of delay utilized thereby.

5.	COMPLETION

5.1

For the avoidance of doubt, the completion of the sale and purchase of the Property shall take place upon the receipt of the Balance Purchase Price by the Vendor’s Solicitors in accordance with Clause 3.1.3 above (“Completion”).

5.2

The Vendor hereby declares that all payments by the Purchaser under this Agreement may be delivered to the Vendor’s Solicitors and that the acknowledgment by the Vendor’s Solicitors shall be sufficient discharge of such payment. If payment is otherwise than in cash, it may be by way of telegraphic transfer into the Vendor’s Solicitors account, bank draft, cashier’s order, banker’s cheque or such other means as may be mutually agreed upon. In the event that payment is by way of bank draft, cashier’s order or cheque, the time of depositing the same with the Vendor’s Solicitors shall be deemed to be the time of payment provided that the bank draft, cashier’s order or banker’s cheque is made directly in favour of the Vendor and is good when presented for payment. For the avoidance of doubt, the payment of the Differential Sum shall be made payable to the Vendor’s Solicitors to enable the same to confirm the payment for the purpose of facilitating the release of the Purchaser’s Loan and the Vendor’s Solicitors shall only release all payment in accordance with the provision of Clause 3.1.3 above

6.	CAVEAT

6.1	The Vendor irrevocably agrees and consents to the Purchaser’s lodgement of a private caveat against the Property at its own cost and expense as the

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Purchaser may deem expedient for the purpose of protecting the interest of the Purchaser in the Property prior to the completion of this Agreement PROVIDED ALWAYS that the Purchaser hereby irrevocably agrees and undertakes with the Vendor that the Purchaser shall at the Purchaser’s own cost and expense remove or cause to be removed within ten (10) Business Days any private caveat lodged by the Purchaser upon any lawful termination of this Agreement by the Vendor pursuant to Clause 8.1 or by the Purchaser pursuant to Clause 8.3 hereunder.

6.2

In furtherance thereof, the Purchaser shall execute and furnish to the Purchaser’s Solicitors a duly executed and registrable withdrawal of private caveat together with the registration fees and the Purchaser hereby confirms and agrees that the Purchaser’ Solicitors shall be authorised, and the Purchaser shall procure the Purchaser’s Solicitors, to present the withdrawal of private caveat to the Land Registry within the said ten (10) Business Days period referred to above.

7.	REPRESENTATIONS AND WARRANTIES

7.1	As-Is-Where-Is Basis

It is expressly acknowledged and agreed by Purchaser that no representations or warranties of any kind, have been made by Vendor to Purchaser with respect to the Property, and that any statements whatsoever made by Vendor to Purchaser are not material and have not been relied upon by Purchaser. Without limiting the generality of this acknowledgment and agreement, it is specifically acknowledged and agreed that the Property shall be accepted by the Purchaser on an “as-is”, “where-is” condition, “with all faults” as at the date of this Agreement.

7.2

Both the parties hereby undertake, represent and warrant with each other that to each of their ability and knowledge, each of the Warranties stipulated in Schedule 2 hereto are true and accurate in all respects as at the date of this Agreement and will be true and accurate in all respects on the Completion Date in relation to the facts then existing.

7.3	Extent or application of Warranties

Each of the Warranties stated in this Agreement is without prejudice to any other warranty or undertaking and no Warranty contained in this Agreement governs or limits the extent or application of any other Warranty.

8.	TERMINATION AND BREACH

8.1	Purchaser’s Default

8.1.1	Subject to the Vendor observing and fulfilling the terms, obligations and provisions on its part to be observed and performed, if the Purchaser:

(a)	defaults in the satisfaction of the Purchase Price in accordance with Clause 3;

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(b)	fails to perform its obligations in accordance with the provisions of this Agreement;

(c)	fails, neglects or refuses to perform or comply with any of their undertakings, warranties and covenants on its part herein to be performed; or

(d)

goes into liquidation or has any order made or resolution passed for winding up or shall enter into any composition or arrangements with its creditors or shall suffer execution to be levied upon any of its goods or effects, the Vendor shall be entitled to terminate this Agreement by notice in writing to the Purchaser.

8.2	If a notice terminating this Agreement is duly given under Clause 8.1:-

8.2.1	the Deposit shall be absolutely forfeited to the Vendor as agreed liquidated damages;

8.2.2

subject to Clause 8.2.3, the Vendor shall return and cause to be returned to the Purchaser such amount of the Balance Purchase Price as may have been paid by the Purchaser to the Vendor or the Vendor’s Solicitors, free of interest within ten (10) Business Days after the date of the Vendor’s notice terminating this Agreement PROVIDED ALWAYS that the Purchaser shall at the Purchaser’s own cost and expense remove or cause to be removed within ten (10) Business Days (in exchange for such refund if any) any private caveat lodged by either the Purchaser, Purchaser’s Solicitors and/or the Purchaser’s Financier. Notwithstanding Clause 3.3, the Vendor shall not be liable for any delay in the refund of the monies arising from any delay in the removal of any private caveat lodged by either the Purchaser, Purchaser’s Solicitors and/or the Purchaser’s Financier; and

8.2.3

the Purchaser shall return or cause to be returned the Title, Transfer and all other documents received from the Vendor, to the Vendor with the Vendor’s interests in and to the Property intact and re-deliver vacant possession of the Property, (if it has already been delivered to the Purchaser) at the Purchaser’s own cost and expense.

8.3	Vendor’s Default

Subject to the Purchaser having first complied with and observed the obligations, covenants, provisions, terms and conditions on the part of the Purchaser herein contained, the Purchaser shall be entitled, at any time, thereafter to give notice to the Vendor terminating this Agreement if:-

(a)	the Vendor fails, neglects or refuses to or commits:

(i)	complete the sale in accordance with the provisions of this Agreement; or

(ii)	perform or comply with any of its material obligations on its part herein to be performed under this Agreement,

iii)	a material breach of the Vendor’s warranties set out in Schedule 2,

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after the Purchaser has provided it written notice of such failure, neglect or refusal and the Vendor has not rectified or made good such failure, neglect or refusal within twenty one (21) days of receipt of such written notice or such period as subsequently mutually agreed between the Parties; or

(b)	during the Completion Period, the Vendor is liquidated, wound up or enters into any composition or arrangement with its creditors or make a general assignment for the benefit of its creditors.

If a notice terminating this Agreement is duly given under Clause 8.3:

8.3.1

the Vendor shall refund or cause to be refunded the Deposit together with the Balance Purchase Price, free of interest within ten (10) Business Days after receipt of the Purchaser’s notice terminating this Agreement;

8.3.2	the Purchaser shall be entitled to claim a sum equivalent to the Deposit Sum as liquidated damages from the Vendor;

8.3.3

subject to Clause 8.3.4, the Vendor’s Solicitors shall and are hereby authorised to return such amount of the Balance Purchase Price or any part thereof which has been received by them and held by them as at that date, to the Purchaser free of interest within ten (10) Business Days after receipt of the Purchaser’s notice terminating this Agreement PROVIDED ALWAYS that the Purchaser shall within ten (10) Business Days (in exchange for such refund and payment of liquidated damages) at the Purchaser’s own cost and expense remove or cause to be removed any private caveat lodged by either the Purchaser, Purchaser’s Solicitors and/or the Purchaser’s Financier. Notwithstanding Clause 3.3, the Vendor shall not be liable for any delay in the refund of the monies arising from any delay in the removal of any private caveat lodged by either the Purchaser, Purchaser’s Solicitors and/or the Purchaser’s Financier; and

8.3.4

the Purchaser shall return or caused to be returned intact the Title, Transfer and all other documents, to the Vendor with the Vendor’s interests in and to the Property intact and re-deliver vacant possession of the Property, (if it has already been delivered to the Purchaser) at the Purchaser’s own cost and expense.

8.4	Consequences of Default

Following the termination of this Agreement pursuant to Clauses 8.1 or 8.3, neither Party shall have further obligation under this Agreement to the other Party, save in respect of:-

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8.4.1	their respective obligations under Clauses 8.1 or 8.3, as the case may be;

8.4.2	any obligation under this Agreement which is expressed to apply after the termination of this Agreement; and

8.4.3	any rights or obligations which have accrued in respect of the provisions of this Agreement to either Party prior to such termination.

8.5	Specific Performance

Notwithstanding the foregoing provisions of this Clause 8, the Parties shall be at liberty to take such action in law as may be necessary to compel the defaulting Party by way of specific performance to complete the sale or purchase in accordance with the provisions of this Agreement (in which respect the alternative remedy of monetary compensation shall not be regarded as compensation or sufficient compensation for any default of a Party in the performance of the terms and conditions contained herein).

8.6	Non Perfection of Transfer Not Attributable to Either Party

Notwithstanding any of the provisions contained in Clause 8.1 and 8.3 above to the contrary, in the event that the transfer in favour of the Purchaser free from encumbrances cannot be registered for any non-rectifiable reason whatsoever and not attributable to either the Vendor or the Purchaser, subject to the parties exhausting all reasonable means possible, the Vendor shall subject to the Purchaser (in exchange for such refund) returning or causing to be returned to the Vendor the Title and all other documents (if the same are in the possession of the Purchaser), to the Vendor with the Vendor’s interests in and to the Property intact and re-deliver vacant possession of the Property, (if it has already been delivered to the Purchaser) at the Purchaser’s own cost and expense, and upon demand from the Purchaser forthwith refund to the Purchaser all monies paid by the Purchaser to the Vendor pursuant to the terms of this Agreement free of interest, within ten (10) Business Days provided always that the Vendor shall not be liable for any delay on the part of the Purchaser in returning the requisite documents referred to in this Clause 8.6. Thereafter this Agreement shall terminate and cease to be of any further effect but without prejudice to any legal right either Party may be entitled to against the other in respect of any antecedent breach of this Agreement.

9.	COMPULSORY ACQUISITION

9.1	Vendor’s Obligation to Notify Purchaser

In the event of the exercise of any rights or the taking of any steps under the Land Acquisition Act 1960, by the government or other authority having power in that behalf, before the Completion Date to acquire all or a part of the Property, the Vendor shall notify the Purchaser forthwith on the Vendor receiving notice of the exercise of such rights or the taking of such steps.

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9.2	Purchaser’s Obligation to Complete the Transaction

Notwithstanding the receipt of the notice under Clause 9.1, the Purchaser undertakes to proceed with this transaction towards the Completion within the Completion Period, subject to the compulsory acquisition.

9.3	Vendor’s Obligation upon Continuation

Subject to the full payment of the Purchase Price by the Purchaser to the Vendor:-

9.3.1	the Vendor shall notify the government, or such other acquiring authority, of the interest of the Purchaser in the Property and the terms of this Agreement;

9.3.2

the Vendor shall (at the costs of the Purchaser) in all matters concerning such acquisition do all acts and thing as may be reasonably requested by the Purchaser for acquiring the best compensation payable; and

9.3.3

any compensation payable under such acquisition received by the Vendor shall be held on trust for the Purchaser and shall be forwarded to the Purchaser within ten (10) Business Days of the Vendor’s receipt of the compensation.

10.	REAL PROPERTY GAINS TAX

10.1	Real Property Gains Tax

The Vendor hereby confirms that the Vendor has owned the Property for a period exceeding five (5) years. As such, the Parties hereby agree that neither the Vendor’s Solicitors nor the Purchaser’s Solicitors are obliged to retain any sum from the Balance Purchase Price for payment of any Real Property Gains Tax.

10.2	Submission of CKHT Forms to the Director General of Inland Revenue

Each of the Vendor and the Purchaser undertakes to comply with the provisions of the RPGT Act by submitting within the time stipulated by the Director-General of Inland Revenue, the relevant return forms to the Director-General of Inland Revenue (“DGIR”) (and where necessary, shall forward a copy thereof to the other Party) and comply with all necessary directions that may be issued by the DGIR in respect thereto.

11.	VACANT POSSESSION

11.1	Inspection of Property

11.1.1

The Purchaser confirms that as at the date of this Agreement the Purchaser has inspected the Property and is satisfied with the state and condition of the Property and has agreed to accept the Property on an “as-is where-is” basis as at the date of this Agreement.

11.1.2	The Vendor hereby undertakes to deliver vacant possession of the Property to the Purchaser substantially in the state and condition (fair wear and tear excepted) as at the date of this Agreement.

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11.1.3	The Purchaser shall be entitled to jointly inspect the state and condition of the Property with the Vendor before accepting delivery of vacant possession thereof.

11.2	Delivery of Vacant Possession

11.2.1

Subject to the Vendor’s receipt of the Balance Purchaser Price in accordance with Clause 3 above, vacant possession of the entire Property shall be delivered by the Vendor to the Purchaser five (5) Business Days from the Vendor’s Solicitors’ receipt of the Balance Purchase Price (“VP Date”).

11.2.2

In the event that vacant possession is not delivered in accordance with Clause 11.2.1 above, the Vendor shall pay to the Purchaser late delivery charges at the rate of Eight percent (8%) per annum on the Purchase Price to be calculated on a day to day basis commencing from the date immediately following expiry of the said five (5) Business Days period until the actual delivery of vacant possession to the Purchaser Provided Always that nothing herein contained shall prejudice the other rights and remedies as may be available to the Purchaser at law or in equity.

11.3	DELIVERY OF OTHER DOCUMENTS ON DELIVERY OF VACANT POSSESSION

The Parties agree that the delivery of vacant possession of the Property shall include the delivery by Vendor to the Purchaser the original Certificate of Fitness for occupation in respect of the Building , the duly approved building plans of the Building (duly endorsed by the relevant municipal authority and the as-built plans of the Building (if applicable) and the M & E operational manuals of the Building on the date of delivery of vacant possession to the Property to the Purchaser.

12.	APPORTIONMENT OF OUTGOINGS

12.1

All quit rent, rates, assessments and all other statutory outgoings, sewerage and all other charges for services payable in respect of the Property imposed by the Relevant Authorities shall be apportioned between the Vendor and the Purchaser up to and including the VP Date. The Vendor shall provide supporting documents as may be reasonably required by the Purchaser for the purposes of confirming the amounts to be paid in respect of the outgoings in respect of the Property.

12.2	Each of the Party agrees and undertakes to pay the apportionment amount due from one Party to the other Party, as the case may be, within three (3) days from the VP Date.

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12A.	RISKS

12A.1	The Parties hereby agree and acknowledge that all risks to the Property shall pass to the Purchaser on the date vacant possession of the Property is delivered to the Purchaser .

12A.2

As on and from the date of this Agreement until the date vacant possession of the Property is duly delivered to Purchaser, the Property shall be at the sole risk of the Vendor with regard to loss or damage by force majeure, fire, storm, tempest, lightning, flood, earthquake, landslide, aircraft or anything dropped therefrom, aerial objects, riot, civil commotion malicious damage or other cause whatsoever or due to the state of major disrepair or non-occupation and the Purchaser shall be entitled to terminate this Agreement by reason of any such loss or damage and whereupon Vendor shall subject to the Purchaser (in exchange for such refund) returning or causing to be returned to the Vendor the Title and all other documents (if the same are in the possession of the Purchaser), to the Vendor with the Vendor’s interests in and to the Property intact and upon demand from the Purchaser forthwith refund to the Purchaser all monies paid by the Purchaser to the Vendor pursuant to the terms of this Agreement free of interest, within ten (10) Business Days provided always that the Vendor shall not be liable for any delay on the part of the Purchaser in returning the requisite documents referred to in this Clause 12A.2. Thereafter this Agreement shall terminate and cease to be of any further effect but without prejudice to any legal right either Party may be entitled to against the other in respect of any antecedent breach of this Agreement.

13.	COSTS AND EXPENSES

13.1	Obligations of Own Solicitors’ Costs and Expenses

Each Party shall bear their own solicitors’ costs of, and incidental to, the preparation of this Agreement and matters incidental thereto. The cost of and incidental to the preparation of the Transfer and the preparation and submission of the CKHT Form 2A shall be borne by the Purchaser and the costs for the preparation of the CKHT Form 1A and 3, where applicable, shall be borne by the Vendor.

13.2	Purchaser’s Obligation to Pay Stamp Duty

The Purchaser shall be responsible for and shall pay all stamp duty payable on this Agreement and the Transfer and all the relevant fees and charges in connection with the registration of the Transfer, together with any penalty payable in connection thereto.

14.	POST COMPLETION OBLIGATIONS

14.1	Termination of Utilities Supply

Upon Completion, the Vendor shall be entitled to forthwith terminate the utility supplies to the Property and obtain a refund of the deposits paid by the Vendor to the relevant utilities authorities. Thereafter, the Purchaser shall be at liberty to set up new accounts for the supply of the relevant utilities to the Property.

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14.2	Change of Ownership

Each of the Vendor and the Purchaser undertakes to submit or arrange to be submitted the necessary forms to the relevant local authority to notify the local authority of the change of ownership in accordance with the Local Government Act, 1976.

15.	Notice and Service

15.1	Notices

Any notice or other communication to be given under or in respect of this Agreement shall be in writing and may be delivered, given or sent by:-

15.1.1	hand; or

15.1.2	registered post, express or air mail or other fast postal service; or

15.1.3	facsimile transmission or other instantaneous electronic media;

to the other Party at the address herein set out, or such other address as either Party may give notice to the other or to the parties’ solicitors first above written provided always that a copy of such notice or communication shall be given to the other Party’s solicitors.

15.2	Notices in English

All such notices and documents shall be in the English language.

15.3	Time Of Service

Any notices and communications to be given under or in respect of this Agreement shall be deemed to have been duly served upon and received by the addressee:-

15.3.1

if delivered by hand prior to 5.00 p.m. on a Business Day, at the time of delivery or if delivered by hand at any other time between 5.01 p.m. and 8.59 a.m. the following business day morning, at 9.00 a.m. on the next Business Day following the date of such delivery;

15.3.2	if sent by registered post, express or air mail or other fast postal service, within five (5) Business Days of despatch; and

15.3.3

if transmitted by way of facsimile transmission or other instantaneous electronic media prior to 5.00 p.m. on a Business Day, at the time of transmission, or if transmitted by way of facsimile transmission or other instantaneous electronic media at any other time between 5.01 p.m. and 8.59 a.m. the following Business Day morning, at 9.00 a.m. on the next Business Day following the date of such transmission.

15.4	Proof Of Service

In proving the giving of a notice or any other document under or in respect of this Agreement it shall be sufficient to show:-

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15.4.1	in the case of registered post, express or air mail or other fast postal service, that the notice or other document was duly addressed and posted; or

15.4.2

in the case of facsimile transmission or other instantaneous electronic media, that the notice or other document was duly transmitted from the despatching terminal as evidenced by a transmission report generated by the despatching terminal.

15.5	Sufficient Notice

Any notice hereunder shall be deemed to be sufficiently given if sent by the Parties’ solicitors on behalf of the respective Party.

16.	NATURE OF AGREEMENT

16.1	Law and Jurisdiction

This Agreement shall be governed by, and construed in accordance with, the laws of Malaysia and the parties:-

16.1.1	irrevocably submit to the non-exclusive jurisdictions of the Courts of Malaysia;

16.1.2	waive any objection on the grounds of venue or forum of convenience or any similar grounds; and

16.1.3

consent to service of legal process in respect of arising out of this Agreement by forwarding a copy of such legal process by prepaid registered post to their last known address or in any other manner permitted by the relevant law.

16.2	Execution

The execution of this Agreement by or on behalf of a Party shall constitute an authority to the solicitors acting for that Party in connection with this Agreement to deliver and date it on behalf of that Party.

16.3	Effective date

This Agreement shall take effect from the date first herein above entered, irrespective of the diverse dates upon which the respective parties may have executed this Agreement.

16.4	Counterparts

This Agreement may be executed in any number of counterparts:-

16.4.1	one of which shall be marked original and the rest duplicates;

16.4.2	all of which, taken together, shall constitute one and the same instrument; and

16.4.3	the execution by a Party of any of which shall constitute execution by that Party of all such counterparts.

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16.5	Amendments And Additions

No amendment, variation, revocation, cancellation, substitution or waiver of, or addition or supplement to, of any of the provisions of this Agreement shall be effective unless it is in writing and signed by both Parties.

16.6	Successors And Assigns

This Agreement shall be binding upon and inure for the benefit of the respective successors-in-title and permitted assigns of the Parties.

16.7	Assignment

The Parties shall not assign or transfer all or any part of their respective rights under this Agreement or delegate their performance under this Agreement without the prior written approval of the other Party and any assignment, transfer or delegation which is made without such prior written approval shall constitute a breach of this Agreement.

16.8	Invalidity And Severability

If any provision of this Agreement is or may become under any written law, or is found by any court or administrative body or competent jurisdiction to be, illegal, void, invalid, prohibited or unenforceable then:-

16.8.1	such provision shall be ineffective to the extent of such illegality, voidness, invalidity, prohibition or unenforceability;

16.8.2	the remaining provisions of this Agreement shall remain in full force and effect; and

16.8.3

the parties shall use their respective best endeavours to negotiate and agree a substitute provision which is valid and enforceable and achieves to the greatest extent possible the economic, legal and commercial objectives of such illegal, void, invalid, prohibited or unenforceable term, condition, stipulation, provision, covenant or undertaking.

16.9	Knowledge And Acquiescence

Knowledge or acquiescence by either Party of, or in, any breach of any of the provisions of this Agreement shall not operate as, or be deemed to be, a waiver of such provisions and, notwithstanding such knowledge or acquiescence, such Party shall remain entitled to exercise their rights and remedies under this Agreement, and at law, and to require strict performance of all of the provisions of this Agreement.

16.10	Rights and remedies

The rights and remedies provided in this Agreement are cumulative, and are not exclusive of any rights or remedies of the parties provided at law, and no failure or delay in the exercise or the partial exercise of any such right or remedy or the exercise of any other right or remedy shall affect or impair any such right or remedy.

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16.11	Time

Time, wherever mentioned, shall be of the essence of this Agreement, both as regards the dates and period specifically mentioned and as to any dates and period which may be agreed in writing between the parties be substituted for them.

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IN WITNESS WHEREOF the parties hereto have hereunto set their respective hands and seals the day and year first above written.

Signed by	)
)
for and on behalf of SPANSION	)
(KUALA LUMPUR) SDN BHD	)
(Company No: 169429-D)	)
in the presence of:-	)

/s/ Chua Woan Hong	/s/ Jerome John Ragavan
Chua Woan Hong (BC/C/1174
Advocate & Solicitor
Kuala Lumpur

Name:	Name: Jerome John Ragavan
NRIC No:	NRIC No: 631009-09-5079
Designation:	Designation: Managing Director

Signed by	)
)
for and on behalf of CURRENT	)
CONNECTION SDN. BHD. (Company	)
No: 191211-M)	)
in the presence of:-	)

/s/ Ong Ken Siew
Signed by Ong Keng Siew
(NRIC No. 560609-04-5221) for and on
Behalf of CURRENT CONNECTION
SDN. BHD. (Company No: 191211-M)
In the presence of:

/s/ Kwan Shuk Ping
Kwan Shuk Ping
(BC/K/129)
Advocate & Solicitor

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Schedule 1

F & F

SCHEDULE 2

Warranties

A.	Vendor’s Warranties

The Vendor represents and warrants that:

(a)	The Vendor is the registered and beneficial owner of the Property;

(b)	The Vendor is absolutely entitled and has full ability to transfer the rights, title and interests in and to the Property to the Purchaser absolutely;

(c)	The Vendor has not and will not after the date of this Agreement sell, dispose, charge, mortgage, assign or in any manner whatsoever encumber or deal with the Property or any part thereof; and

(d)	The Vendor is legally competent to execute, deliver and perform all those obligations required of it under the terms of this Agreement;

(e)

To the best of the Vendor’s knowledge, the Vendor is not in breach and shall not prior to the completion of the transaction herein commit any breach of any express or implied condition of the title to the Property;

(f)

To the best of the Vendor’s knowledge, there are no outstanding notices, orders, requirements or schemes of any federal state, local government, authority or statutory board as at the date of this Agreement which will or may be prejudicial or adversely affect the present or continued use of and enjoyment by the Vendor or his successors in title of the Property or which will or may subject the same to any onerous charge, encumbrance or liability whatsoever;

(g)

To the best of the Vendor’s knowledge, there is no pending suit or legal proceedings and have not received any claims against the Vendor which may affect in any way the rights of the Vendor to dispose of the Property;

(h)

(If applicable) the Vendor has obtained the approval(s) of any of the Relevant Authorities which is required to be obtained by the Vendor in accordance with any laws, rules, regulations or guidelines (whether or not having the force of law) passed, enacted or prescribed by any of the Relevant Authorities for or in connection with the sale of the Property as contemplated under this Agreement; and

(i)

that the Vendor has not entered into any understanding, arrangement and/or agreement with any person or body, to grant any tenancy, lease, option, license, easement or any other right whatsoever over or in respect of the Property.

B.	Purchaser’s Warranties

The Purchaser represents and warrants that:

(a)	The Purchaser is a company duly organised, validly existing and in good standing under the laws of Malaysia;

(b)

The Purchaser, acting through its duly empowered and authorised directors, has all necessary power and authority to own and use its properties and to transact business in which it is engaged, and has full power and authority to enter into this Agreement, to execute and deliver the documents and instruments required of the Purchaser herein, and to perform its obligations hereunder;

(c)

The Purchaser is duly authorised to execute and deliver, acting through its duly empowered and authorised directors, and perform this Agreement and all documents and instruments and transactions contemplated hereby or incidental hereto; and

(d)

No order has been made or petition presented or resolution passed for the winding-up or bankruptcy of the Purchaser nor has any distress, execution or other processes been levied in respect of the Purchaser or any of its assets or property nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the Purchaser.

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